Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement Forms S-8 (Nos. 33-99216, 333-62207 and 333-63224) and Forms S-3 (Nos. 33-88670, 33-93812, 333-42543 and 333-46684) of Chelsea Property Group, Inc. (formerly Chelsea GCA Realty, Inc.) and Forms S-3 (Nos. 333-36487 and 333-39324) of Chelsea Property Group, Inc. and CPG Partners, L.P. (formerly Chelsea GCA Realty Partnership, L.P.) and in the related Prospectus of (i) our report dated October 18, 2002, with respect to the combined statement of revenues and certain expenses of Albertville Factory Outlets and Johnson Creek Factory Outlets for the year ended December 31, 2001 and (ii) our report dated November 11, 2002, with respect to the combined statement of revenue and certain expenses of the New Plan Acquired Properties; both included in this Current Report on Form 8-K dated December 19, 2002.

/s/ Ernst & Young LLP

New York, New York
December 31, 2002